Exhibit 99.1

Legacy Reserves LP Announces the Resignation of S. Wil VanLoh, Jr. from its Board of Directors

MIDLAND, Texas, August 2, 2007 -- (PRIMENEWSWIRE) -- Legacy Reserves LP (NASDAQ:LGCY) today announced that S. Wil VanLoh, Jr., a director of Legacy Reserves GP, LLC (the "Company"), the general partner of Legacy Reserves LP, has advised the Company through a letter dated August 1, 2007 that he has resigned from the board of directors (the "Board") of the Company effective immediately, and that he is not resigning because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but in consideration of his significant anticipated business obligations outside of Legacy Reserves LP relating to the oil and gas industry.

Mr. VanLoh’s resignation will result in a vacancy on the Board and the Company intends to consider independent candidates as soon as possible to fill the vacancy.

Mr. VanLoh also resigned as a member of the audit committee of the Board. The Board has appointed Kyle D. Vann, an independent director of the Company, as a member of the audit committee, effective as of August 2, 2007.

Further, Mr. VanLoh resigned as a member of the compensation committee of the Board.  The Board has appointed G. Larry Lawrence, an independent director of the Company, as a member of the compensation committee, effective as of August 2, 2007.

Cary Brown, Chairman and Chief Executive Officer stated, “We thank Wil for his exemplary service on our board of directors since our founding and we regrettably accept his resignation.”

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP